Exhibit 10.8.1

MCGRATH RENTCORP

2016 STOCK INCENTIVE PLAN

NOTICE OF Restricted Stock Unit AWARD

Grantee’s Name and Address:	<first_name> <middle_name> <last_name>

<address_1> <address_2>

<city>, <state> <zip>

You (the “Grantee”) have been granted an award of Restricted Stock Units (the “Award”), subject to the terms and conditions of this Notice of Restricted Stock Unit Award (the “Notice”), the McGrath RentCorp 2016 Stock Incentive Plan, as amended from time to time (the “Plan”), and the Restricted Stock Unit Agreement (the “Agreement”) attached hereto, as follows.  Unless otherwise provided herein, the terms in this Notice shall have the same meaning as those defined in the Plan.

Award Number	<award_id>

Date of Award	<award_date>

Total Number of Restricted Stock
Units Awarded (the “Units”)	<shares_awarded>

Vesting Schedule:

Subject to the Grantee’s Continuous Service through the Determination Date (as defined below) and other limitations set forth in this Notice, the Agreement and the Plan, the Units will “vest” in accordance with the following schedule (the “Vesting Schedule”):

No Units shall vest unless the Company’s three year average annual return on invested capital (“ROIC”) as of the financial plan year ending <Award_User_Defined_2> (the “Determination Date”) is at least equal to Threshold.  ROIC achievement for such period shall be determined by the Board in its sole discretion (including, without limitation, after giving effect to adjustments to account for, among other things, extraordinary items, as determined in its sole discretion) no later than <Award_User_Defined_3>. Based on the ROIC for such period, the Units shall vest as follows:

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ROIC Achieved	Percentage of Vested Units Earned
Threshold	50%
Target	100%
Maximum and above	200%

If ROIC achievement is above Threshold and below Target, or above Target and below Maximum, then the number of Units that vest shall be determined based on straight line interpolation, rounded up to the next whole Unit. No Units are earned for achievement below Threshold.  The specific Threshold, Target and Maximum goals are documented annually in the minutes of the February Board meeting.

In the event of a Corporate Transaction or Change in Control, if such Corporate Transaction or Change in Control occurs prior to the Determination Date, the Units shall immediately vest with ROIC deemed satisfied at Target and the Percentage of Vested Units Earned shall be equal to the percentage obtained by dividing (A) the number of days between the Date of Award and the date of such Corporate Transaction or Change in Control by (B) 1,095.

For purposes of this Notice and the Agreement, the term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company.  If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.

Vesting shall immediately cease upon the date of the termination of the Grantee’s Continuous Service for any reason, including death or Disability.  In the event the Grantee’s Continuous Service is terminated for any reason, including death or Disability, any unvested Units held by the Grantee immediately upon such termination of Continuous Service shall be forfeited and deemed reconveyed to the Company and the Company shall thereafter be the legal and beneficial owner of such reconveyed Units and shall have all rights and interest in or related thereto without further action by the Grantee.  Notwithstanding the foregoing, in the event the Grantee’s Continuous Service is terminated by the Company without Cause (excluding due to death or Disability) prior to the Determination Date, a Corporate Transaction or a Change in Control, the Units shall immediately vest with ROIC deemed satisfied at Target and the Percentage of Vested Units Earned equal to the percentage obtained by dividing (A) the number of days between the Date of Award and the date of such termination of Grantee’s Continuous Service by (B) 1,095.  For the avoidance of doubt, if the Grantee’s Continuous Service is terminated for Cause, due to death or Disability or if the Grantee resigns Grantee’s Continuous Service for any reason, whether prior to or after the Determination Date, all Units will be forfeited.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice, the Plan, and the Agreement.

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McGrath RentCorp
a California corporation

By:	/s/ Joseph F. Hanna

Title:	President and CEO

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THE UNITS SHALL VEST, IF AT ALL, ONLY DURING THE PERIOD OF THE GRANTEE’S CONTINUOUS SERVICE OR AS OTHERWISE SPECIFICALLY PROVIDED HEREIN (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES OR CASH AMOUNTS HEREUNDER).  THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS NOTICE, THE AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF THE GRANTEE’S CONTINUOUS SERVICE, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S (OR A RELATED ENTITY’S) RIGHT TO TERMINATE THE GRANTEE’S CONTINUOUS SERVICE AT ANY TIME, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT NOTICE.  THE GRANTEE ACKNOWLEDGES THAT UNLESS THE GRANTEE HAS A WRITTEN EMPLOYMENT AGREEMENT WITH THE COMPANY TO THE CONTRARY, THE GRANTEE’S STATUS IS AT WILL.

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Grantee Acknowledges and Agrees:

The Grantee acknowledges receipt of a copy of the Plan and the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof.  The Grantee has reviewed this Notice, the Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice, the Agreement and the Plan.

The Grantee further acknowledges that, from time to time, the Company may be in a “blackout period” (as defined in the Company’s Insider Trading and Blackout Policy) and/or  insider trading rules, federal securities laws or other Applicable Law could prohibit Grantee from engaging in any transaction involving the sale of the Company’s Shares.  The Grantee acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee’s responsibility to determine whether or not such sale of Shares will subject the Grantee to liability under insider trading rules, federal securities laws, or other Applicable Law.  Failure to comply with these laws and/or the Company’s Insider Trading and Blackout Policy is a violation of Company Policy.  The Grantee further acknowledges and agrees that, prior to the sale of any Shares acquired under this Award, it is the Grantee’s responsibility to determine whether or not such sale of Shares complies with Company policies.  In the event it is determined Grantee has violated any Company policy, the Company reserves the right to take disciplinary action, up to and including the termination of Grantee’s employment.

The Grantee understands that the Award is subject to the Grantee’s consent to access this Notice, the Agreement, the Plan and the Plan prospectus (collectively, the “Plan Documents”) in electronic form on the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable.  By signing below (or providing an electronic signature by clicking below) and accepting the grant of the Award, the Grantee: (i) consents to access electronic copies (instead of receiving paper copies) of the Plan Documents via the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (ii) represents that the Grantee has access to the Company’s intranet or the website of the Company’s designated brokerage firm, if applicable; (iii) acknowledges receipt of electronic copies, or that the Grantee is already in possession of paper copies, of the Plan Documents; (iv) acknowledges that the Grantee is familiar with and accepts the Award subject to the terms and provisions of the Plan Documents; and (v) acknowledges that the Grantee has read and understands the Company’s Insider Trading and Blackout Policy.

The Company may, in its sole discretion, decide to deliver any Plan Documents by electronic means or request the Grantee’s consent to participate in the Plan by electronic means.  The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

This consent will apply to this Award as well as any future Awards made to the Grantee by the Company.  The Grantee may withdraw his or her consent to receive the Plan Documents electronically at any time by sending written notification of the Grantee’s withdrawal of his or her consent to:  Melodie Craft, Vice President Legal, McGrath RentCorp, 5700 Las Positas

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Road, Livermore, CA 94551.  Alternatively, the Grantee may send an e-mail to: melodie.craft@mgrc.com.  The Grantee agrees to provide the Company with any changes to the Grantee’s e-mail address in order to continue to receive electronic notifications and disclosures.  Changes to the Grantee’s e-mail address should be sent to the address or e-mail address listed herein.

The Grantee hereby agrees that all questions of interpretation and administration relating to this Notice, the Plan and the Agreement shall be resolved by the Administrator in accordance with Section 9 of the Agreement.  The Grantee further agrees to the venue and jurisdiction selection in accordance with Section 10 of the Agreement.  The Grantee further agrees to notify the Company upon any change in his or her residence address indicated in this Notice.

Date:
Grantee’s Signature

Grantee’s Printed Name

Address

City, State & Zip

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Exhibit 10.8.1

Award Number:  <award_id>

MCGRATH RENTCORP

2016 STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

1.Issuance of Units.  McGrath RentCorp, a California corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Restricted Stock Unit Award (the “Notice”) an award (the “Award”) of the Total Number of Restricted Stock Units Awarded set forth in the Notice (the “Units”), subject to the Notice, this Restricted Stock Unit Agreement (the “Agreement”) and the terms and provisions of the McGrath RentCorp 2016 Stock Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference.  Unless otherwise provided herein, the terms in this Agreement shall have the same meaning as those defined in the Plan.

2.Transfer Restrictions.  The Units may not be transferred, assigned, alienated, encumbered, pledged or attached in any manner other than by will or by the laws of descent and distribution and any such transfer, assignment, alienation, encumbrance, pledge or attachment shall be void and unenforceable against the Company or a Related Entity.

3.Conversion of Units and Issuance of Shares.

(a)General.  Subject to Sections 3(b) and 3(c), one Share and, if applicable, a Cash Dividend Equivalent (as defined in this Section 3(a)), shall be issuable for each Unit subject to the Award upon vesting.  Immediately after such vesting, or as soon as administratively feasible, the Company will transfer the appropriate number of Shares and the Cash Dividend Equivalent amount, if applicable, to the Grantee after satisfaction of any required tax or other withholding obligations. For purposes herein, “Cash Dividend Equivalent” means for each Share issued in settlement of a vested Unit, a cash payment equal to the aggregate cash dividends, if any, that would have been payable to the Grantee with respect to such Share had the Grantee been the holder of the Share between the Date of Award and the date of such settlement; provided. For the avoidance of doubt, no Cash Dividend Equivalent shall be payable with respect to any Unit that does not vest.  Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share, and no Cash Dividend Equivalent shall be payable with respect to such fractional Unit.  Notwithstanding the foregoing, the relevant number of Shares shall be issued, and the related Cash Dividend Equivalent, if applicable, shall be paid, no later than March 15th of the year following the calendar year in which the Award vests.  [The Company may, however, in its sole discretion, make a cash payment in lieu of the issuance of Shares under this Section 3(a) in an amount equal to the Fair Market Value thereof; provided that the corresponding Cash Dividend Equivalent in such event shall be calculated as though the Grantee had been issued Shares rather than such cash payment.]

(b)Delay of Conversion.  The conversion of the Units into the Shares, but not the payment of the related Cash Dividend Equivalent, if any, under Section 3(a) above shall be

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delayed in the event the Company reasonably anticipates that the issuance of the Shares would constitute a violation of federal securities laws or other Applicable Law.  If the conversion of the Units into the Shares is delayed by the provisions of this Section 3(b), the conversion of the Units into the Shares shall occur at the earliest date at which the Company reasonably anticipates issuing the Shares will not cause a violation of federal securities laws or other Applicable Law. For purposes of this Section 3(b), the issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not considered a violation of Applicable Law.

(c)Delay of Issuance of Shares.  The Company shall delay the issuance of any Shares and the payment of any related Cash Dividend Equivalent under this Section 3 to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, any Shares and any Cash Dividend Equivalent to which the Grantee would otherwise be entitled during the six (6) month period following the date of the Grantee’s termination of Continuous Service will be issuable on the first business day following the expiration of such six (6) month period.

4.Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any shareholder rights, voting rights or, except as provided in Section 3(a), rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.

5.Restrictive Covenants.  Grantee acknowledges and agrees that Grantee’s eligibility for, receipt of, and vesting of the Award is conditioned upon:

(a)Grantee’s execution of and compliance at all times with  the Company’s Proprietary Information Agreement entered into between the Grantee and the Company; and

(b)Grantee’s compliance at all times with the Company’s governance policies, including, without limitation, the Company’s Code of Business Conduct and Ethics, as each may be amended from time to time.

Provided the Employee was given a Proprietary Information Agreement by the Company which he/she has not yet executed, if the Company does not receive a fully executed Proprietary Information Agreement (whether electronically or otherwise) within six (6) months of the date of the Award, then the Award shall be terminable by the Company.  The Award may also be terminable by the Company if Grantee violates the Company’s governance policies.

6.Taxes.

(a)Tax Liability. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Related Entity takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Related Entity makes any representation or undertaking regarding the tax treatment of or any tax withholding in connection with any aspect of the Award, including the grant, vesting, assignment, release or cancellation of the Units, the delivery of Shares, the payment of any Cash Dividend Equivalent, the subsequent

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sale of any Shares acquired upon vesting and the receipt of any other dividends or dividend equivalents. The Company and its Related Entities do not commit and are under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability.

(b)Payment of Withholding Taxes.  Prior to any event in connection with the Award (e.g., vesting) that the Company determines may result in any tax withholding obligation, whether United States federal, state, local or non-U.S., including any social insurance, employment tax, payment on account or other tax-related obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.  Unless the Board or the compensation committee of the Board affirmatively determines to require the Grantee to make other arrangements to satisfy the Tax Withholding Obligation, the Company shall satisfy the Tax Withholding Obligation by Share withholding as set forth in Section 6(c) below; provided, however, that the Company shall satisfy any Tax Withholding Obligation attributable to a Cash Dividend Equivalent by withholding a portion of such Cash Dividend Equivalent sufficient to satisfy such portion of the Tax Withholding Obligation.  Notwithstanding the foregoing, if permissible under Applicable Law, the Company or a Related Entity also may satisfy any Tax Withholding Obligation by offsetting any amounts (including, but not limited to, salary, bonus and severance payments) payable to the Grantee by the Company and/or a Related Entity.  Furthermore, in the event of any determination that the Company and/or a Related Entity has failed to withhold a sum sufficient to pay all withholding taxes due in connection with the Award, the Grantee agrees to pay the Company and/or a Related Entity the amount of such deficiency in cash within five (5) days after receiving a written demand from the Company and/or a Related Entity to do so, whether or not the Grantee is an employee of the Company and/or a Related Entity at that time.

(c)Share Withholding.  If permissible under Applicable Law, the Grantee authorizes the Company to, upon the exercise of its sole discretion, withhold from those Shares otherwise issuable to the Grantee the whole number of Shares sufficient to satisfy the minimum applicable Tax Withholding Obligation.  The Grantee acknowledges that the withheld Shares may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation.  Accordingly, the Grantee agrees to pay to the Company or any Related Entity as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the withholding of Shares described above.

7.Entire Agreement; Governing Law.  The Notice, the Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee.  These agreements are to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.  Should any provision of the Notice or this Agreement be determined to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

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8.Construction.  The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Award for construction or interpretation.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

9.Administration and Interpretation.  Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Agreement shall be submitted by the Grantee or by the Company to the Administrator.  The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

10.Venue and Jurisdiction.  The parties agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Agreement shall be brought exclusively in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Alameda) and that the parties shall submit to the jurisdiction of such court.  The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.  If any one or more provisions of this Section 10 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

11.Notices.  Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

12.Data Privacy.

(a)The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in the Notice and this Agreement by and among, as applicable, the Grantee’s employer, the Company and any Related Entity for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)The Grantee understands that the Company and the Grantee’s employer may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Units or any other entitlement to Shares awarded, canceled, vested, unvested or outstanding in the Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c)The Grantee understands that Data will be transferred to any third party assisting the Company with the implementation, administration and management of the Plan.

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The Grantee understands that the recipients of the Data may be located in the Grantee’s country, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Grantee’s country.  The Grantee understands that the Grantee may request a list with the names and addresses of any potential recipients of the Data by contacting the Grantee’s local human resources representative.  The Grantee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Grantee’s participation in the Plan.  The Grantee understands that Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan.  The Grantee understands that the Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Grantee’s local human resources representative.  The Grantee understands, however, that refusal or withdrawal of consent may affect the Grantee’s ability to participate in the Plan.  For more information on the consequences of the Grantee’s refusal to consent or withdrawal of consent, the Grantee understands that the Grantee may contact the Grantee’s local human resources representative.

13.Language.  If the Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control, unless otherwise prescribed by Applicable Law.

14.Amendment and Delay to Meet the Requirements of Section 409A.  The Grantee acknowledges that the Company, in the exercise of its sole discretion and without the consent of the Grantee, may amend or modify this Agreement in any manner and delay the issuance of any Shares issuable or amounts payable pursuant to this Agreement to the minimum extent necessary to meet the requirements of Section 409A of the Code as amplified by any Treasury regulations or guidance from the Internal Revenue Service as the Company deems appropriate or advisable. It is the intention of the Company that the Award comply with Section 409A of the Code and this Agreement be interpreted in a matter to effect such compliance.  Notwithstanding the foregoing, the Company makes no representation that the Award will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Award or to mitigate its effects on any deferrals or payments made in respect of the Units.  The Grantee is encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

15.Status of the RSU. The Units subject to this Award are not intended to constitute property, but are a contract pursuant to which a future payment of cash or a payment in the form of an in-kind transfer of Shares will be made following the vesting of the Units.  The Units are not, therefore, subject to Code Section 83 and it is not possible to make an election under Code Section 83(b) (which is only applicable to a transfer of property that is subject to a substantial risk of forfeiture).  The Grantee should consult his or her tax advisors to determine the tax implications resulting from this Award and the vesting of the Units subject to this Agreement.

END OF AGREEMENT

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